Florida East Coast Industries Reports First Quarter 2007 Results

   -  Flagler Development Group Delivers Strong First Quarter Results -


Realty Operations' Results

   - First quarter 2007 Flagler Development Group (Flagler) realty rental revenues increased 18% to $26.9 million compared to the 2006 first quarter, due to increases in revenues from properties delivered in 2005, 2006 and 2007 and same store properties.

   - First quarter 2007 Flagler realty rental operating profit increased 18% to $8.5 million compared to $7.2 million in the first quarter of 2006; Realty rental operating profit before depreciation and amortization expense* increased 14% to $16.5 million from $14.4 million in the first quarter 2006.

   - First quarter 2007 Flagler realty services revenues, which include construction, brokerage, property management and development activities, increased $19.1 million to $19.5 million due to the inclusion of Codina Group's realty services revenue; Realty services operating profit was $4.7 million in the first quarter compared with operating profit of $0.2 million in the prior year.

Realty Sales

   - Realty sales revenues were $0.5 million in the first quarter of 2007 compared with $44.4 million in the first quarter of 2006.

Railway Results

   - First quarter 2007 Florida East Coast Railway (Railway) revenues were $59.8 million, a decrease of $7.3 million or 11%, from the first quarter of 2006; Revenues declined primarily due to a softening of the Florida residential construction market and reduced vehicle traffic from domestic manufacturers.

   - Railway operating profit decreased $4.4 million to $14.4 million in first quarter 2007 compared to $18.8 million in the first quarter of 2006.

Subsequent Events

   - On May 8, 2007, the Company announced that it has entered into a definitive merger agreement with certain private equity funds managed by affiliates of Fortress Investment Group LLC under which Fortress will acquire FECI. Florida East Coast Industries will pay a special dividend of $21.50 per share in cash and in the merger shareholders will receive $62.50 in cash for each share of FECI common stock.

   * A reconciliation to the most comparable GAAP measures is provided at the end of the release.

      JACKSONVILLE, Fla., May 9 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (FECI) (NYSE: FLA) today announced results for the three months ended March 31, 2007.

      Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, Inc., stated, "Our first quarter results reflect the continued strong performance by Flagler in our office and industrial real estate markets while the Railway continues to be impacted by the weakness in the housing and domestic automobile markets. We have responded to these challenges at the Railway by taking actions on the cost side of the business which will benefit the Railway's financial results for the balance of the year. In addition, the first quarter of 2006 benefited from increased volume related to hurricane activity in the latter half of 2005, which makes for a difficult year-over-year comparison. On a positive note, we are seeing successes by our aggregate customers in shifting their focus from residential to commercial and infrastructure construction. In the long run, we expect Florida's positive macroeconomic and demographic trends to continue to drive demand for goods, especially those that the Railway transports. We continue to look for improved year-over-year comparisons in the Railway business in the second half of this year as we begin to benefit from the initiatives undertaken to enhance our profitability."

      Mr. Henriques continued, "Contrary to residential markets, we continue to be pleased with Flagler's performance which reflects exceptional positioning and execution in the commercial and industrial real estate markets in Florida stemming from investments made in those sectors. Continuing healthy demand has allowed us to lease up new buildings coming on-line and, together with strong tenant retention, has kept overall occupancy rates at a very strong 97% while capturing higher rental rates. We remain optimistic about the future of our new projects and those in the pipeline and, accordingly, we anticipate another solid year from Flagler."

      Consolidated Results

      For the 2007 first quarter, FECI reported consolidated revenues of $107.7 million, compared to $136.1 million for the first quarter 2006; revenues declined primarily due to a decrease in land sales of $43.9 million and a decline in Railway revenue of $7.3 million, which were partially offset by a $23.1 million increase in revenues from Flagler's realty rental and services due to the acquisition of Codina's service businesses. FECI reported consolidated first quarter 2007 net income of $9.0 million, or $0.26 per diluted share, compared to $18.7 million, or $0.57 per diluted share (which included $8.6 million of after-tax profit from land sales) for the prior year quarter.

   Railway First Quarter Results

   - Railway segment's revenues in the first quarter 2007 decreased $7.3 million to $59.8 million from $67.1 million in the prior year period. Included in first quarter 2007 revenues were $5.0 million of fuel surcharges, a decrease of $0.3 million from the $5.3 million included in the prior year's quarter.

   - Total carload revenues decreased $6.0 million in the first quarter 2007 over the same period last year. The decrease in revenue was a result of a 21.1% decrease in volume which represented $7.9 million, partially offset by an increase in rate/mix of $1.9 million. Carload shipments declined primarily as a result of softness in the residential construction market in Florida and reduced vehicle traffic. Aggregate revenues for the quarter decreased 22.3%, or $4.5 million, in the first quarter 2007 compared to the first quarter 2006 levels.

   - Intermodal revenues (which include drayage) decreased $0.3 million to $27.8 million in the first quarter 2007, compared to $28.1 million in the prior year period, reflecting a decline in overall volume of 1.8%, or $0.5 million due to general economic conditions, although retail volume increased as a result of new customers added in the fourth quarter of 2006 and the first quarter of 2007. This decline was partially offset by an improvement in the rate/mix of $0.2 million.

   - Railway segment's operating profit decreased $4.4 million to $14.4 million compared to $18.8 million in the first quarter of 2006. Operating profit in the first quarter 2007 decreased primarily due to lower revenues, which were partially offset by a decrease in compensation and benefits and fuel expense. FECR's operating ratio for the 2007 first quarter was 76.0% compared to 71.9% in the same period last year.


   Realty First Quarter Results

   Rental Portfolio Results

   - Realty rental revenues increased 17.6% to $26.9 million for the first quarter 2007 versus $22.9 million in the first quarter of 2006. The increased revenues resulted from new properties brought on-line in 2005 ($1.6 million), 2006 ($0.6 million), and 2007 ($0.2 million) and an increase in revenues from "same store" properties ($1.6 million).

   - Realty rental operating profit for the first quarter of 2007 increased 18.1% to $8.5 million compared to $7.2 million in the first quarter of 2006. Realty rental operating profit before depreciation and amortization expense for the quarter increased to $16.5 million or 14.2%, compared to $14.4 million in the first quarter 2006. Operating profit before depreciation and amortization increased as a result of properties that were delivered in 2005, 2006 and 2007 ($1.6 million) and an increase in "same store" properties ($0.5 million).

   - Flagler's overall occupancy rate at the end of the first quarter 2007 was 97% compared to 95% at the end of the first quarter 2006 and 96% at the end of the fourth quarter 2006.

   - Flagler held 68 wholly-owned stabilized buildings with 7.9 million square feet at March 31, 2007 compared to 64 wholly-owned stabilized buildings with 7.4 million square feet at March 31, 2006.

   Realty Services Results

   - First quarter 2007 realty services revenues, which includes construction, brokerage, property management and development activities, increased $19.1 million due to the contribution from Codina Group's realty services revenue for the first quarter 2007. Codina Group was acquired on April 27, 2006.

   - Realty services operating profit for the first quarter of 2007 was $4.7 million which includes $3.1 million of development profit associated with a fee paid by the Company's partner for the successful completion of pre-development activities in the 2701 LeJeune Road project.

   Land and Overhead Expenses

   - Flagler's land and overhead expense increased $3.1 million to $8.2 million in the first quarter of 2007 due primarily to the addition of Codina land and corporate overhead and acquisition related expenses.

   Development, Leasing and Sales Activity

   - At quarter end, Flagler had 14 projects in the lease-up and construction stages totaling 2,391,000 square feet (475,000 square feet in the lease-up stage, which is 61% pre-leased, and 1,916,000 square feet in the construction stage), and 15 projects totaling 2,172,000 square feet are in pre-development.

   - Property under sale contracts at March 31, 2007 totaled $75.6 million of which $67.7 million is held in joint ventures.

   - On April 27, 2007, Flagler announced construction would begin on a 5 story Class A office building, Lakeside Five, in Flagler Center and that Kemper Auto and Home had pre-leased 80% of the building. Completion is expected in the second quarter of 2008.

   Joint Venture Activity

   - Downtown Doral (a venture with an affiliate of JP Morgan) - During the quarter, the venture began the redevelopment of an office building at Downtown Doral. The venture is converting this building to office condominiums for sale.

   - 2701 LeJeune Road (a venture with an affiliate of JP Morgan) - During the quarter, the venture acquired land and began construction of the 15-story, 246,800 square foot building for a major corporate headquarters.

   Capitalization

   - The Company's available cash balance on March 31, 2007 was $4.0 million. Debt on March 31, 2007 was $356.4 million, composed primarily of non-recourse, fixed-rate real estate mortgages and $20.2 million drawn under the Company's five year revolving credit facility.

   - During the first quarter 2007, the Company made capital investments of approximately $45 million, including $11 million at the Railway, and $34 million at Flagler.

   - On February 22, 2007, the Company declared a quarterly cash dividend of $0.07 per share.

      2007 Outlook

      Railway Outlook

      The Company's expectations for the Railway's full-year 2007 operating results assume continued weakness in residential housing construction and domestic vehicle shipments during the first half of 2007, with modest recovery in the second half of the year.

   - Revenue is expected to range from $265 - $280 million; flat to an increase of 6% over 2006.

   - Operating profit is expected to range between $72 - $76 million; a decrease of 2% to an increase of 4% over 2006 excluding hurricane recoveries, net of expenses, of $5.3 million in 2006.

   - Capital expenditures, before the purchase of any strategic land parcels, are expected to range between $42 and $47 million.

      Lake Belt Ruling

      As previously announced, in March 2006 a federal judge for the Southern District of Florida ruled that several mining permits for aggregate quarries were not adequately evaluated by the United States Army Corps of Engineers. The court has been conducting a hearing to consider whether to issue any interim orders pending additional evaluation by the Corps of Engineers. The outlook provided above does not include the impact, if any, of an interruption or suspension of aggregate mining that may be mandated if such an order were issued.

      Flagler Outlook

      The Company's expectations for Flagler's full-year 2007 operating results assume continued strength in the national and Florida commercial and industrial real estate rental markets.

   - Realty rental revenues are expected to range between $105 and $115 million; an increase of 8 - 18% over 2006.

   - Realty rental operating profit before depreciation and amortization expense is expected to range between $65 and $69 million; an increase of 7
      - 14% over 2006 excluding hurricane recoveries, net of expenses of $1.8 million in 2006.

   - Realty rental operating profit is expected to range between $32 and $35 million.

   - Capital investment (which includes investments in joint ventures), before any land acquisitions, is expected to range between $90 and $115 million.

      Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC, and therefore remain subject to adjustment.

      About Florida East Coast Industries, Inc.

      Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando, and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (includes Flagler's wholly-owned portfolio, as well as approximately 10.5 million square feet for third parties) services and owns 846 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company's Web site at http://www.feci.com.

      Florida East Coast Industries, Inc. will hold a conference call to discuss first quarter 2007 results this morning, May 9, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call and accompanying slide presentation will be webcast and can be accessed at the Company's website, www.feci.com, with an archived version of the webcast available approximately two hours after completion of the call. The dial-in numbers for the call are (888) 560-8501 or
(210) 234-0010, and entering passcode 050907. A replay of the call will be available approximately one hour after completion of the call through May 23, 2007 by dialing (888) 568-0902 or (203) 369-3211.

      This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "may," "will," "should," "could," and other expressions that indicate future events and trends. Such forward-looking statements may include, without limitation, statements that the Company does not expect that lawsuits, environmental costs, commitments, including future contractual obligations, contingent liabilities, financing availability, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against FECI and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in FECI's SEC filings. Also, forward-looking statements may include statements concerning future capital needs and sources of such capital funding, statements concerning future intentions with respect to the payment of dividends, execution of a share repurchase program, and other potential capital distributions, number of shares to be repurchased, availability of cash to fund the stock repurchase, ability to reinvest (tax-deferred) sales proceeds into qualifying ~1031 properties, future level of traffic volumes, future growth potential of the Company's lines of business, performance of the Company's product offerings, intention to entitle and develop real estate, ability to complete planned acquisitions, ability of each party to an announced transaction to satisfy the closing conditions in the agreement, expected completion dates, issuance of contingent consideration, completion of existing and future projects, statements regarding accessibility, visibility, expansion opportunities, ability to complete transactions within specified time frame; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; the intentions to close the construction and demolition debris (C&D) facility at Beacon Countyline at the current estimated cost, the resolution of litigation involving mining in South Florida and other similar expressions concerning matters that are not historical facts, and projections relating to the Company's financial results. The Company cautions that such forward-looking statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions and the residential real estate market in the state of Florida as well as the southeast US and the Caribbean as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customers' business cycles; ability to pass through fuel surcharges to customers; a slow down in construction activities in Florida, including the residential market; the impact of interim or final orders related to mining activities in South Florida issued by courts or regulatory agencies including the United States District Court and the US Army Corps of Engineers on the Company's rail volumes; industry competition; consolidation within industries of the Company's customers; ongoing challenges in the US domestic auto makers ability to be competitive; possible future changes in the Company's structure, lines of business, business and investment strategies, and related implementation; legislative or regulatory changes; technological changes; volatility of fuel prices (including volatility caused by military actions); the Railway's ability to purchase low sulfur diesel fuel; changes in levels of preventive and capital maintenance, asset replacement and depreciation rates resulting from assumptions in the Railway right-of-way and equipment life studies; changes in the ability of the Company to complete its financing plans, changes in interest rates, the settlement of future contractual obligations as estimated in time and amount (customary to the Company's historical cost structure) including labor negotiations and recoveries from damage claims in a satisfactory way; changes in insurance markets, including availability of windstorm coverage, increases in insurance premiums and deductibles; the availability and costs of attracting and retaining qualified independent third party contractors; timing and amount of issuance of contingent consideration; liability for environmental remediation and changes in environmental laws and regulations; the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation, natural events such as weather conditions, hurricanes, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences, like hurricanes, that may affect construction or cause damage to assets; the ability of buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of one or all parties to meet requirements, terms and conditions for closing; ability to complete transactions within a specified time frame; costs and availability of land and construction materials; buyers' inability or unwillingness to close transactions, particularly where buyers only forfeit deposits upon failure to close; the ability of the Company to close the Beacon Countyline C&D facility at the current estimated costs; the ability to accomplish certain zoning changes or other land use changes by the Company or others; the Company's future taxable income and other factors that may affect the availability and timing of utilization of the Company's deferred tax assets; uncertainties, changes or litigation related to tax laws, regulations; and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

                       FLORIDA EAST COAST INDUSTRIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)
                                   (unaudited)

                                                            Three Months
                                                           Ended March 31
                                                        2007           2006

Operating revenues:
    Railway operations                            $     59,824    $     67,068

    Realty rental and services                          47,575          24,423
    Flagler CAM recoveries associated with
     hurricane costs                                        --             137
         Total realty rental and services               47,575          24,560

    Realty sales                                           460          44,422
Total revenues (segment)                               107,859         136,050
    Intersegment revenues                                 (134)             --
Total revenues (consolidated)                          107,725         136,050

Operating expenses:
    Railway operations                                  45,456          47,872
    Hurricane costs (net of recoveries)                     --             355
         Total railway operations                       45,456          48,227

    Realty rental and services                          41,907          21,231
    Hurricane costs (net of recoveries)                     --             373
         Total realty rental and services               41,907          21,604

    Realty sales                                            85          30,628
    Corporate general & administrative                   4,579           3,408
Total expenses (segment)                                92,027         103,867
     Intersegment expenses                                (134)             --
Total expenses                                          91,893         103,867

Operating profit                                        15,832          32,183

Interest income                                             47             615
Interest expense                                        (4,915)         (5,126)
Other income                                             3,290           2,193
Income from investment in unconsolidated joint
 ventures                                                  189              --
Minority interest in loss of consolidated joint
 venture                                                    57              --
                                                                        (1,332)

Income before income taxes                              14,500          29,865
Provision for income taxes                              (5,463)        (11,140)

Net income                                        $      9,037    $     18,725

EARNINGS PER SHARE
Net income - basic                                $       0.26    $       0.57
Net income - diluted                              $       0.26    $       0.57

Average shares outstanding - basic                  35,127,651      32,796,096
Average shares outstanding - diluted                35,256,576      32,998,557

                         INFORMATION BY INDUSTRY SEGMENT
                             (dollars in thousands)
                                   (unaudited)

                                                                Three Months
                                                               Ended March 31
                                                              2007        2006
    Operating Revenues
    Railway operations:
Total Railway                                                59,824      67,068
 Flagler:
    Realty rental                                            26,956      22,782
    CAM recoveries associated with hurricane
     costs                                                       --         137
Total realty rental revenues                                 26,956      22,919
    Realty services revenues                                 19,489         420
    Land use revenues                                           179         173
Total Flagler realty rental and services
 revenues                                                    46,624      23,512

    Flagler realty sales                                         --      41,038

    Railway realty rental revenues                              951       1,048
    Railway realty sales                                        460       3,384
Total realty                                                 48,035      68,982
Total revenues (segment)                                    107,859     136,050
    Intersegment revenues                                      (134)         --
Total revenues (consolidated)                               107,725     136,050

Operating Expenses
Railway operations:
   Railway operations                                        45,456      47,872
   Hurricane costs  (net of recoveries)                          --         355
Total Railway                                                45,456      48,227
Flagler:
    Realty rental expenses                                   18,496      15,565
    Hurricane costs (net of recoveries)                          --         188
Total realty rental expenses                                 18,496      15,753

    Realty services expenses                                 14,756         249
    Land & overhead expenses                                  8,232       5,068
Total Flagler realty rental and services
 expenses                                                    41,484      21,070

    Flagler realty sales                                         --      30,412

    Railway realty rental expenses                              423         349
    Hurricane costs (net of recoveries)                          --         185
Total railway realty rental expenses                            423         534
    Railway realty sales                                         85         216
Total realty                                                 41,992      52,232
     Corporate general & administrative                       4,579       3,408
Total expenses (segment)                                     92,027     103,867
      Intersegment expenses                                    (134)         --
Total expenses (consolidated)                                91,893     103,867

Operating Profit (Loss)
Railway operations                                           14,368      18,841
Realty                                                        6,043      16,750
Corporate general & administrative                           (4,579)     (3,408)
Segment & consolidated operating profit                      15,832      32,183

Interest income                                                  47         615
Interest expense                                             (4,915)     (5,126)
Other income                                                  3,290       2,193
Income from investment in unconsolidated joint
 ventures                                                       189          --
Minority interest in loss of consolidated
 joint venture                                                   57          --
                                                             (1,332)     (2,318)

Income before income taxes                                   14,500      29,865


(Prior year's results have been reclassified to conform to current year's presentation.)

                       FLORIDA EAST COAST INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                        March 31     December 31
                                                          2007           2006
                                                      (unaudited)

Assets
Cash and equivalents                                        4,002          5,096
Restricted Cash                                               284            424
Other current assets                                       71,976         73,520
Properties, less accumulated depreciation               1,199,205      1,179,641
Other assets and deferred charges                         137,556        136,145
Total assets                                            1,413,023      1,394,826

Liabilities and Shareholders' Equity
Short-term debt                                             5,603          5,519
Other current liabilities                                  83,958        100,632
Deferred income taxes                                     206,667        205,365
Long-term debt                                            350,751        328,638
Other liabilities                                          35,973         35,865
Minority interest in joint ventures                         6,000          5,571
Shareholders' equity                                      724,071        713,236
    Total liabilities and shareholders'
     equity                                             1,413,023      1,394,826



                       FLORIDA EAST COAST INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                   (unaudited)

                                                               Three Months
                                                              Ended March 31
                                                              2007         2006
Cash Flows from Operating Activities
  Net income                                                  9,037      18,725
  Adjustments to reconcile net income to cash
   generated by operating activities                         21,606       1,519
  Changes in operating assets and liabilities                (5,749)      5,102
  Net cash generated by operating activities                 24,894      25,346

Cash Flows from Investing Activities
  Purchase of properties and equipment                      (45,116)    (41,907)
  Investment in unconsolidated joint ventures,
   net of distributions                                      (1,677)         --
  Decrease in restricted cash                                   140          --
  Proceeds from disposition of assets                           481      45,110
  Net cash (used in) provided by investing
   activities                                               (46,172)      3,203

Cash Flows from Financing Activities
  Borrowings from long term debt                             23,545          --
  Payment of mortgage debt                                   (1,348)     (1,271)
  Payment of dividends                                       (2,516)     (1,994)
  Other                                                         503       6,619
  Net cash provided by financing activities                  20,184       3,354

Net Decrease/Increase in Cash and Cash
 Equivalents                                                 (1,094)     31,903
Cash and Cash Equivalents at Beginning of
 Period                                                       5,096      75,990
Cash and Cash Equivalents at End of Period                    4,002     107,893

(Prior year's results have been reclassified to conform to current year's presentation.)

                            RAILWAY OPERATING RESULTS
                             (dollars in thousands)
                                   (unaudited)

                                                                Three Months
                                                               Ended March 31
                                                              2007         2006

Operating revenues                                           59,824       67,068
Operating expenses                                           45,456       48,227
Operating profit                                             14,368       18,841

Operating ratio                                              76.0 %       71.9 %

Railway segment's operating profit before
 depreciation                                                20,051       24,325
Total FECR legal entity EBITDA                               24,570       30,517



                                     TRAFFIC
                           Three Months Ended March 31
                        (dollars and units in thousands)
                                   (unaudited)

                           2007    2006  Percent    2007      2006    Percent
    Commodity             Units   Units  Variance Revenues  Revenues  Variance
Rail Carloads
  Crushed stone
   (aggregate)             29.9     39.1    (23.5) 15,598    20,086      (22.3)
  Construction
   materials                1.5      1.9    (21.1)  1,206     1,505      (19.9)
  Vehicles                  5.8      7.1    (18.3)  5,172     5,959      (13.2)
  Foodstuffs &
   kindred                  3.1      3.4     (8.8)  3,193     3,066        4.1
  Chemicals &
   distillants              0.9      0.8     12.5   1,357     1,150       18.0
  Paper & lumber            1.4      1.9    (26.3)  1,652     2,269      (27.2)
  Other                     3.7      4.5    (17.8)  2,912     3,103       (6.2)
  Total carload            46.3     58.7    (21.1) 31,090    37,138      (16.3)
Intermodal                 77.5     78.9     (1.8) 27,757    28,099       (1.2)
  Total freight
   units/revenues         123.8    137.6    (10.0) 58,847    65,237       (9.8)
Ancillary revenue          --       --       --       977     1,831      (46.6)
Railway segment
 revenue                   --       --       --    59,824    67,068      (10.8)

                             REALTY SEGMENT REVENUES
                                   (unaudited)
                             (dollars in thousands)

                                                                 Three Months
                                                                Ended March 31

                                                                 2007      2006

Rental revenues - Flagler                                      $21,388   $19,190
Rental income - straight-line rent
 adjustments                                                     1,004     1,009
Operating expense recoveries                                     4,530     2,528
Operating expense recoveries -
 hurricane related                                                  --       137
Rental revenues - undeveloped land                                   6         7
Other rental revenues                                               28        48
   Total rental revenues - Flagler
    properties                                                  26,956    22,919

Construction revenues                                           10,574        --
Brokerage revenues                                               2,326       420
Property management                                              1,471        --
Development & other services                                     5,118        --
Total realty services revenues                                  19,489       420
Land use revenues                                                  179       173
   Total rental and services revenues -
    Flagler properties                                          46,624    23,512

Rental revenues - Railway                                          951     1,048
     Total rental and services revenues                         47,575    24,560

Building and land sales - Flagler                                   --    41,038
Building and land sales - Railway                                  460     3,384
     Total building and land sales
      revenues                                                     460    44,422
   Total realty segment revenues                               $48,035   $68,982

(Prior year's results have been reclassified to conform to current year's presentation.)

                             REALTY SEGMENT EXPENSES
                                   (unaudited)
                             (dollars in thousands)

                                                                Three Months
                                                               Ended March 31

(dollars in thousands)                                         2007       2006

Real estate taxes - developed                               $  3,177   $  2,852
Repairs & maintenance - recoverable                            1,053        794
Recoverable Expenses - hurricane related                          --        305
Services, utilities, management costs                          6,147      4,516
    Total expenses subject to recovery -
     Flagler properties                                       10,377      8,467

Repairs & maintenance - non-recoverable                           57         45
Non-recoverable expenses - hurricane
 related                                                          --       (117)
Depreciation & amortization                                    8,018      7,260
SG&A - non-recoverable - Flagler                                  44         98
    Total - non-recoverable expenses -
     Flagler properties                                        8,119      7,286
  Total rental expenses - Flagler
   properties                                                 18,496     15,753

Construction expenses                                         10,401         --
Brokerage expenses                                             2,099        249
Property management                                              947         --
Development & other services                                   1,309         --
Total realty services expenses                                14,756        249
Land use expenses                                              8,232      5,068
Total rental and services expenses -
 Flagler properties                                           41,484     21,070

Real estate taxes - Railway                                      137         33
Depreciation & amortization - Railway                             22         22
Non-recoverable expenses - hurricane
 related                                                          --        185
SG&A - non-recoverable - Railway                                 264        294
     Total rental expenses - Railway                             423        534
  Total rental & services expenses                            41,907     21,604

Realty sales expenses - Flagler
 properties                                                       --     30,412
Realty sales expenses - Railway                                   85        216
    Total realty sales expenses                                   85     30,628
Total operating expenses                                    $ 41,992   $ 52,232

(Prior year's results have been reclassified to conform to current year's presentation.)

                         FLAGLER REAL ESTATE STATISTICS

                                                              Three Months
                                                             Ended March 31
                                                           2007          2006

Property types
Office (sq. ft. in 000's)                                   3,476         3,113
Industrial (sq. ft. in 000's)                               4,388         4,232
Retail (sq. ft. in 000's)                                      43            43

100%-owned properties*
Rentable square feet (in 000's)                             7,907         7,388
Occupied square feet (in 000's)                             7,632         7,033
Number of buildings owned                                      68            64
Ending occupancy rate                                          97%           95%

Buildings held in Partnership*
Rentable SF (in 000's)                                        413            --
Occupied SF (in 000's)                                        413            --
Number of Buildings Owned                                       2            --
Occupancy Rate                                                100%           -%

Same store statistics
Same store square footage (in 000's)                        7,393         7,393
Same store occupancy (sq. ft. in 000's)                     7,118         7,033
Same store buildings                                           64            64
Same store revenues (in 000's)                         $   23,721    $   22,069
Ending same store occupancy rate                               96%           95%

Properties in pipeline **
Number of projects                                             29            16
Lease-up (sq. ft. in 000's)                                   475           674
In construction (sq. ft. in 000's)                          1,916           575
Predevelopment (sq. ft. in 000's)                           2,172           808
Total                                                       4,563         2,057

Entitlements pipeline ***
Acres                                                         846           586
Total square feet (in 000's)                               15,938         9,438
Office (sq. ft. in 000's)                                   7,852         7,004
Industrial (sq. ft. in 000's)                               7,270         1,842
Commercial (sq. ft. in 000's)                                 816           592
Multi-family (in units)                                       900           260
Hotel Rooms                                                   253           380

*     Excludes properties in the lease-up and construction phases.

**    Includes buildings held in joint ventures.

*** Includes land currently on the market or under construction to be sold, as well as property held in joint ventures.

                   RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                             (dollars in thousands)
                                   (unaudited)

                                                            Three Months
                                                           Ended March 31
                                                        2007             2006

Railway segment's operating profit                     $ 14,368        $ 18,841
Railway segment's depreciation
 expense                                                  5,683           5,484
Railway segment's operating profit
 before depreciation                                     20,051          24,325

Total FECR legal entity net income                       13,185          16,790
Depreciation expense - legal entity                       5,755           5,556
Interest income                                          (1,973)         (1,496)
Income tax expense                                        7,603           9,667
Total FECR legal entity EBITDA                           24,570        $ 30,517


                                                                 (in millions)
                                               Three Months         Outlook
                                              Ended March 31       Full Year
                                              2007       2006         2007

Realty rental revenues                      $26,956      $22,919      $ 105-115
Realty rental expenses                       18,496       15,753
Realty rental operating profit                8,460        7,166      $32-35
Realty rental depreciation and
 amortization expense                         8,018        7,260      $33-34
Realty rental operating profit
 before depreciation
 and amortization                           $16,478      $14,426      $65-69


The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of business, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees.

(Prior year's results have reclassified to conform to current year's presentation.)

SOURCE  Florida East Coast Industries, Inc.
                                   05/09/2007

/CONTACT: Bradley D. Lehan, Vice President-Treasurer of Florida East Coast Industries, Inc., +1-904-996-2817/ /First Call Analyst: / /FCMN Contact: / /Web site: http://www.feci.com/ (FLA)